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                                                                   EXHIBIT 23.02


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of At Home Corporation pertaining to the 1997 Equity Incentive Plan of At Home Corporation; the 1995 Equity Incentive Plan, the 1996 Equity Incentive Plan, the 1996 Directors Stock Option Plan and the 1996 Employee Stock Purchase Plan of Excite, Inc.; the 1996 Stock Option Plan of Netbot, Inc.; the 1997 Equity Incentive Plan and the 1996 Stock Option Plan of MarchLogic, Inc.; the 1996 Option Plan of Throw, Inc. and the 1996 Stock Option Plan of Classifieds 2000, Inc. of our report dated January 19, 1999 with respect to the consolidated financial statements of At Home Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1998, as amended, filed with the Securities and Exchange Commission.



San Jose, California
May 27, 1999